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                                  EXHIBIT 22.1


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                        SUBSIDIARIES OF THE COMPANY


               NAME OF SUBSIDIARY                 STATE OF INCORPORATION
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     1.   Schlotzsky's Real Estate, Inc.                   Texas
     2.   Schlotzsky's Restaurant, Inc.                    Texas
     3.   Schlotzsky's Brands, Inc.                        Texas
     4.   Schlotzsky's Equipment Corporation               Texas
     5.   DFW Restaurant Transfer Corporation              Texas
     6.   56th & 6th, Inc.                                 Texas
     7.   SREI Turnkey Development, L.L.C.                 Texas